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[LETTERHEAD OF IMAGE ENTERTAINMENT, INC.]
                                                                       Exhibit 5

May 10, 1995

IMAGE ENTERTAINMENT, INC.
9333 Oso Avenue
Chatsworth, Ca 91311

Re: S-8 Statement/S-3 Reoffer Prospectus Covering 600,000 Additional Shares Underlying Options Issuable under the Company's Restated 1992 Stock Option Plan and 90,000 Shares Underlying Options Issuable under Miscellaneous Employee Benefit Plans

Ladies and Gentlemen:

I, as Chief Administrative Officer & General Counsel of Image Entertainment, Inc., a California corporation (the "Company"), have examined the Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 690,000 shares of the Company's common stock, no par value (the "Common Stock"), all of which are issuable upon exercise of options that have been granted pursuant to miscellaneous employee/director benefit plans or are to be granted pursuant to the Image Entertainment, Inc. Restated 1992 Stock Option Plan (collectively the "Plans").

I have examined the Company's Certificate of Incorporation, Bylaws and corporate minutes books and the Plans. I have also examined the records of corporate proceedings taken in connection the approval of the Plans and the issuance and sale of the Common Stock to be issued pursuant to the exercise of options granted in connection therewith.

Based upon the foregoing examinations and upon applicable laws, I am of the opinion that, subject to compliance with the applicable state securities and blue sky laws, the Common Stock, when offered, sold and paid for pursuant to the exercise of options granted under the Plans, would be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,



/s/ CHERYL LEE
Cheryl Lee, Esq.
Chief Administrative Officer & General Counsel